Exhibit 3.45(c)
OPERATING AGREEMENT
OF
MASTER MIX CONCRETE LIMITED LIABILITY COMPANY
     The undersigned, being the sole member of Master Mix Concrete Limited Liability Company, a New Jersey limited liability company (the “Company”), does hereby execute this Operating Agreement of the Company effective the 2nd day of December, 2008. The Company was formed as a New Jersey limited liability company on the 2nd day of December, 2008, upon the filing of its Certificate of Formation with the Secretary of State of the State of New Jersey.
ARTICLE I
MEMBER
     NYC Concrete Materials, LLC shall be, and is, hereby admitted to the Company as the sole member of the Company (the “Member”). All actions taken and all things done and all expenditures made by any authorized representative of the Company, including, without limitation, the Member, in connection with its organization and qualification arc hereby ratified, approved and confirmed in all respects.
ARTICLE II
OFFICE
     The principal office of the Company is in the State of New York, and shall be located at 333 Chelsea Rd., Staten Island, New York 10314 (the “Principal Office”). The Company may have such other offices as the Member may designate or as the business of the Company may require. The name and address of the statutory agent of the Company is as set forth in the Company’s Certificate of Formation, and such agent and address of agent may be changed from time to time by the Member.
ARTICLE III
PURPOSE
     The purpose for which the Company is organized is to conduct any lawful business purposes as set forth in Title 42, Chapter 2B of the New Jersey Limited Liability Company Act. The Company shall have all of the powers granted to a limited liability company under the laws of the State of New Jersey.

ARTICLE IV
DURATION OF THE COMPANY
     The Company shall commence immediately, upon the filing of the Certificate of Formation, and shall continue in perpetuity thereafter unless terminated sooner by operation of law or by decision of the Member.
ARTICLE V
CAPITAL CONTRIBUTIONS
     The Member has contributed all of the capital of the Company and may in the future contribute any additional capital deemed necessary by the Member for the operation of the Company.
ARTICLE VI
OWNERSHIP OF MEMBERSHIP INTERESTS
     The Member shall own all of the membership interests in the Company and the Member shall have a 100% distributive share of the Company’s profits, losses and cash flow.
ARTICLE VII
MANAGEMENT
     All Company decisions and actions shall be decided by the Member. The Member may appoint and remove any and all officers of the Company as it desires in its discretion, and the Member may appoint a Board of Directors. The Member may from time to time employ one or more managers or other representatives.
ARTICLE VIII
BOOKS AND RECORDS
     The Company books shall be maintained at the Principal Office. The books shall be kept on a calendar year basis, and shall be closed and balanced at the end of each such year. The Member shall cause all known business transactions pertaining to the purpose of the Company to be entered properly and completely into said book. The Member will prepare and file on behalf of the Company all tax returns in a timely manner.

ARTICLE IX
AMENDMENTS
     This Operating Agreement may be amended by a written instrument adopted by the Member and executed by the Member at any time, for any purpose, at the sole discretion of the Member.
ARTICLE X
BANKING
     All funds of the Company shall be deposited in one or more Company checking accounts as shall be designated by the Member, and the Member is authorized to sign any such checks or withdrawal forms.
ARTICLE XI
AUTHORIZATION TO QUALIFY TO DO
BUSINESS AS FOREIGN LIMITED LIABILITY COMPANY
     The Member is hereby authorized, where it is necessary or expedient for the Company to transact business, to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices and to execute and file all necessary certificates, reports, powers of attorney and other instruments as may be required by the laws of such state, territory, dependency or country to authorize the Company to transact business therein, and whenever it is expedient for the Company to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to execute and file such certificates, reports, revocations of appointment or surrenders of authority as may be necessary to terminate the authority of the Company to do business in any such state, territory, dependency or country.
     IN WITNESS WHEREOF, the Member has hereunto set his hand effective the day and year first above written.

NYC CONCRETE MATERIALS, LLC

By: Title:	/s/ Curt M. Lindeman Curt M. Lindeman President and Secretary

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